                                                    ----------------------------
                                                           OMB APPROVAL
                                                    ----------------------------
                     UNITED STATES                  OMB Number: 3235-0145
          SECURITIES AND EXCHANGE COMMISSION        Expires:  December 31, 1997
                Washington, D.C. 20549              Estimated average burden
                                                    hours per response.... 14.90
                                                    ----------------------------



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          (Amendment No.  2            ) *
                                          ------------

                    NUMBER NINE VISUAL TECHNOLOGY CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    67052W105
                      ------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).




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SEC 1745 (2-95)

--------------------------------------------------------------------------------
    CUSIP No.  67052W105                  13G       Page   2     of    4   Pages
               --------------------                       ----         ---
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         PHILIP GREER

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
2                                                                    (a) / /

                                                                     (b) /X/
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         NEW YORK

--------------------------------------------------------------------------------
                              SOLE VOTING POWER
                         5
                              -0-
       NUMBER OF       ---------------------------------------------------------
        SHARES                SHARED VOTING POWER
     BENEFICIALLY        6
       OWNED BY               311,974
         EACH          ---------------------------------------------------------
       REPORTING              SOLE DISPOSITIVE POWER
        PERSON           7
         WITH                 -0-
                       ---------------------------------------------------------
                              SHARED DISPOSITIVE POWER
                         8
                              311,974

--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         311,974

--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       X


--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
         3.40

--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON *
12
         BD, IA

--------------------------------------------------------------------------------



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Cusip No. 67052W105              13G                Page 3 of 4




Item 5.    Ownership of Five Percent or Less of a Class:
           --------------------------------------------

If this statement if being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following[X].


Item 10.   Certification:
           -------------

By signing below, Richard S. Pollack, General Counsel of Weiss, Peck & Greer, L.L.C. ("WPG") certifies that, to the best of his knowledge and belief, securities referred to above as being held or owned beneficially by Philip Greer were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE
                                    ---------

After reasonable inquiry and to the best of his knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:    January 30, 1998


WEISS, PECK & GREER, L.L.C.



By: /s/ Richard S. Pollack
    ----------------------
    Richard S. Pollack
    General Counsel


        Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

Cusip No. 67052W105                 13G                 Page 4 of 4


                                POWER OF ATTORNEY



        KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Philip Greer, has made, constituted and appointed, and by these presents does make, constitute and appoint, Richard S. Pollack his true and lawful attorney-in-fact and agent, for him and in his name, place and stead to execute, acknowledge, deliver and file any and all filings required by Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, but not limited to, Schedules 13D and Schedules 13G, hereby ratifying and confirming all that said attorney-in-fact and agent may do or cause to be done by virtue hereof.

        The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than the attorney-in-fact named herein.

        WITNESS THE EXECUTION HEREOF this 30th day of January, 1998 by Philip Greer.




                                                      --------------------------
                                 Philip Greer


STATE OF NEW YORK     )
COUNTY OF NEW YORK    )



                                                      --------------------------
                                 Notary Public